Exhibit 99(K)(5)

Execution Version

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 7th day of December, 2021, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and EACH ENTITY IDENTIFIED ON APPENDIX A hereto, whose jurisdiction of formation is identified opposite its name (the “Fund”).

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Appointment. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent, and agent in connection with any accumulation, open account or similar plans provided to shareholders of the Fund appearing on the record books of the Transfer Agent (“Shareholders”) and set out in the currently effective prospectus and Statement of Additional Information of the Fund, as each may be amended from time to time (collectively, the “Prospectus”), including without limitation any periodic investment plan or periodic withdrawal program.

1.2	Transfer Agency Services. In accordance with the policies set forth in the Prospectus, policies established by the Fund’s Board of Trustees, and/or procedures established from time to time by agreement between the Fund and the Transfer Agent (such policies and procedures, the “Procedures”), the Transfer Agent shall:

(i)	establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder;

(ii)	receive orders and payment for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Fund (the “Custodian”);

(iii)	pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(iv)	receive and process repurchase or redemption requests received in good order or otherwise communicated to the Transfer Agent in connection with the Fund’s tender offers and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to the transactions in items (i) through (iv) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

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(vi)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vii)	process Shareholder account maintenance instructions received directly from shareholders of record (other than broker-dealers or other intermediaries);

(viii)	process Shareholder account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received directly from broker-dealers or other intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Fund;

(ix)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Fund;

(x)	process and transmit payments for any dividends and distributions declared by the Fund; and

(xi)	record the issuance of Shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding; and provide the Fund on a regular basis with the total number of Shares of the Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent, and agent in connection with systematic plans (e.g., systematic accumulation and open account plans), including, but not limited to: handling load and multi-class processing (including, for the avoidance of doubt, any sales load waivers and repurchase fees), calculation of net asset values of the Fund held by each Shareholder in connection with the payment of any distribution and/or shareholder service fees, maintaining

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Shareholder accounts, preparing Shareholder meeting lists, arranging for the distribution of Shareholder reports to current Shareholders, maintaining on behalf of the Fund such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing of activity statements for Shareholders, providing Shareholder account information, and answering inquiries and correspondence from shareholders and intermediaries.

(ii)	State Transaction (“Blue Sky”) Reporting. The Fund shall be solely responsible for its “blue sky” compliance and state registration requirements; provided, however, that the Transfer Agent shall provide relevant Fund and share information upon request to the Fund and the Fund’s blue sky service provider in connection with the Fund’s “blue sky” compliance and state registration activities.

(iii)	Lost Shareholder Searches. The Transfer Agent shall conduct lost Shareholder searches as required by Rule 17Ad-17 under the 1934 Act. If a Shareholder remains lost after the completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes and directs the Transfer Agent to escheat the assets in such lost Shareholder’s account to the U.S. state or territory in the shareholder’s account registration.

(iv)	Escheatment Laws. Notwithstanding Section 1.3(iii), the Fund shall be solely responsible for its compliance with the requirements of any applicable escheatment laws, including without limitation, the laws of any U. S. state or territory.

(v)	Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and redemption of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTCC or NSCC (acting on behalf of its members and bank participants).

(vi)	NAV-based Performance Returns. At the request of the Fund, the Transfer Agent will: (a) systematically calculate the NAV-based performance returns of the Fund’s share classes; and (b) transmit that performance file to the statement vendor for inclusion in monthly shareholder statements.

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(vii)	Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. If agreed to in writing by the Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Fund or its agent may perform these services on the Fund’s behalf.

(viii)	Call Center. Upon request of the Fund, the Transfer Agent shall provide call center services from 9:00 a.m. to 5:00 p.m., Eastern Time, each day on which the New York Stock Exchange is open for trading (a “Business Day”). On such Business Days, the Transfer Agent shall answer and respond to inquiries from shareholders of the Fund and intermediaries on behalf of such shareholders, in accordance with the telephone scripts agreed upon by the Fund and the Transfer Agent. Such inquiries may include requests for information on account set-up and maintenance, and general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances.

1.4	Authorized Persons. The Fund hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Fund and as may be amended from time to time, in receiving instructions to issue or redeem the Shares. The Fund agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next Business Day or as otherwise required pursuant to the applicable Fund’s then-effective Prospectus, and the Fund or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Fund’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Fund and the Transfer Agent shall perform the duties described in that certain Supplement dated as of December 7, 2021 to this Agreement in respect of applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Fund to notify the Transfer Agent of the obligations imposed on the Fund, the Shares, a Shareholder or the Transfer

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Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.7	Regulation GG. The Fund represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Transfer Agent pursuant to this Agreement or otherwise between or among any party hereto.

1.8	FATCA Support Services. The Transfer Agent and the Fund shall have the duties set forth in that certain Supplement to be added to this Agreement via amendment in connection with the Fund’s obligations under Sections 1471 to 1474 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“FATCA”).

2.	FEES AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

3.1	It is a Massachusetts trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

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3.7	No legal or administrative proceedings have been instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement.

3.8	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other material agreement or obligation of the Transfer Agent or any law or regulation applicable to it and the services provided hereunder.

3.9	The Transfer Agent has duly adopted written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Transfer Agent that:

4.1	The Fund is a statutory trust duly organized, existing and in good standing under the laws of its state of organization.

4.2	The Fund is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Fund to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Fund.

4.4	The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company.

4.5	A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), will be effective and will remain effective for three years from the effective date of the Fund’s registration statement, and all appropriate state securities law filings will be made and will continue to be made, as necessary to enable the Fund to make a continuous public offering of its Shares.

4.6	No legal or administrative proceedings have been instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement.

4.7	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other material agreement or obligation of the Fund or any law or regulation applicable to it.

4.8	Where information provided by the Fund or the Fund’s investors includes information that is identifiable to a natural person (“Personal Information”), the Fund represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to maintain, use and disclose such Personal Information in accordance with applicable law and in the manner permitted by this Agreement.

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Except to the extent otherwise provided in this Agreement, the Transfer Agent shall be kept indemnified by and be without liability to the Fund for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	DATA ACCESS SERVICES

5.1	The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its officers and trustees, and their agents, to:

(i)	use such programs and databases solely on the Fund’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Fund’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Fund or such agents to have access only to those authorized transactions agreed upon by the Fund and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect, at the Transfer Agent’s expense, the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

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5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that (i) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; or (iii) that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

5.4	If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares, or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

5.6	DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1	The Transfer Agent shall at all times act in good faith in its performance of all services performed under this Agreement but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section. With respect to any losses that may occur with respect to ‘as of’ transactions, the Fund and the Transfer Agent agree to discuss in good faith the responsibility for, and handling of, such losses on a case-by-case basis in accordance with mutually agreed upon procedures and the terms of this Agreement.

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6.2	The Transfer Agent’s cumulative liability for each calendar year for all liability and loss, regardless of the form of action or legal theory, shall be limited to the fees (excluding expenses) received by the Transfer Agent under this Agreement during the preceding 12-month period (the “Compensation Period”). The Compensation Period for determining the Transfer Agent’s cumulative liability for the first calendar year shall be the date of this Agreement through December 31, 2021, calculated on an annualized basis. The foregoing limitation on liability shall not apply to direct losses incurred by the Fund to the extent such losses result from the gross negligence, willful malfeasance or bad faith of the Transfer Agent in the discharge of the Transfer Agent’s duties under this Agreement.

6.3	In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7.	INDEMNIFICATION

7.1	The Transfer Agent, including its respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and the Fund shall indemnify and hold the Indemnitees harmless, from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and liability (collectively, a “Loss”) arising out of or attributable to:

(i)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, including those specified in Section 7.1(iv) through (viii) below, provided that such actions are taken in good faith and without negligence, fraud or willful misconduct;

(ii)	the Fund’s breach of any representation, warranty or covenant of the Fund hereunder;

(iii)	the Fund’s lack of good faith, gross negligence or willful misconduct;

(iv)	reasonable reliance upon, and any subsequent use of or action reasonably taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors, including those received in hard copy, or by machine readable input, facsimile, data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Fund or its officers, or the Fund’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Fund with respect to any matter arising in connection with the services to be

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performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Fund after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)	the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares, in each case, of which the Transfer Agent had not been previously notified by the Fund;

(vi)	the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Fund, or Shareholder data through the NSCC clearing systems, if applicable; and

(viii)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2	In no event shall the Fund be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7.3	At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel (which may be Fund counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement. The Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any non-negligent action taken or omitted by it in reliance upon such instructions from the Fund or upon the opinion of Fund counsel, except to the extent such action or omission to act is not taken in good faith. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper

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countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

7.4	Subject to this Section 7 and the exclusions and limitations of liability elsewhere in this Agreement, including Section 6, the Transfer Agent will indemnify the Fund against any direct losses incurred by the Fund, in each case, to the extent such losses result from the negligence, willful malfeasance or bad faith of the Transfer Agent (or that of its Delegates) in the discharge of the Transfer Agent’s duties under this Agreement.

8.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

8.1	Delivery of Documents. The Fund shall promptly furnish to the Transfer Agent the following:

(i)	A certificate of the Secretary of the Fund certifying the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Fund’s Declaration of Trust and By-Laws, each as amended.

8.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3	Compliance with Governmental Rules and Regulations. The Fund acknowledges that the Fund assumes full responsibility for complying with all securities, tax, and other laws, rules and regulations applicable to it. The Transfer Agent acknowledges that it assumes full responsibility for complying with all laws, rules, and regulations that are applicable to the Transfer Agent and the performance by the Transfer Agent of the services under this Agreement.

8.4	Records. In furtherance of the Fund’s compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request of the Fund except as otherwise provided in Section 11. The Transfer Agent further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to

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produce the records of the Fund or the Transfer Agent’s personnel as witnesses or deponents, the Fund agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the reasonable fees and expenses of the Transfer Agent’s counsel, incurred in such production.

9.	CONFIDENTIALITY AND USE OF DATA

9.1	All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations, including all information, data and records provided by the Fund to the Transfer Agent, shall be treated as confidential, subject to Section 9.2 and to the exclusions and limitation set forth in this Section. Subject to this Section and to Section 9.2 below, all confidential information provided under this Agreement by Disclosing Party and all derivative information that is identifiable to the Disclosing Party, or persons, affiliates, or accounts associated with the Disclosing Party shall be solely and exclusively owned by the Disclosing Party, and shall be used by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below), including internal use for financial and operational management of the Receiving Party, regulatory compliance, and external reporting of aggregated data that is not identifiable to the Disclosing Party or any person, affiliate or account of the Disclosing Party. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, provided that in each instance the Receiving Party notifies and cooperates with the Disclosing Party’s efforts, at Disclosing Party’s expense, to obtain protective orders, confidential filing status, or other available protections, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2	(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund and share such information with its Affiliates, agents and service providers in order and solely to the extent reasonably necessary to carry out the provision of services contemplated under this Agreement provided that in each instance any agent,

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Affiliate or service provider is under obligation in material conformity with those imposed on the Transfer Agent to protect the confidential status of such information and to maintain the security of such information against improper access, disclosure or use.

(b)            Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed confidential information of the Fund pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

(c)            Upon written request from the Fund, the Transfer Agent shall promptly return or destroy any non-public portfolio holdings information relating to the Fund, except the Transfer Agent may keep copies of the information for the purpose of maintaining appropriate business records or as may be required by law or any regulatory authority.

9.3	The Transfer Agent affirms that it has and will continue to have and implement throughout the term of this Agreement, procedures that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending December 31, 2023, (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days by the Fund or one hundred twenty (120) days by the Transfer Agent prior to the expiration of the Initial Term or any Renewal Term, as the case may be or such other period as the parties may agree. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement with respect to the Fund, the Fund shall pay Transfer Agent its compensation due through the date of termination and shall reimburse Transfer Agent for its costs, expenses and disbursements.

11.	Additional Funds

In the event that the Fund establishes one or more series of Shares, with respect to which the Fund desires to have the Transfer Agent render services as transfer agent under the terms

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hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall be added to this Agreement by amendment.

12.	assignment

12.1	Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	DELEGATION; subcontractors

13.1	Subject to the provisions of this Agreement, the Transfer Agent shall have the right, without the consent or approval of the Fund, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Fund, provided that the Transfer Agent shall notify the Fund of any such delegation to unaffiliated third parties as soon as is reasonably practicable. The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. Unless otherwise agreed to in a written fee schedule, the Transfer Agent shall be solely responsible for the compensation of such Delegates. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act. The Transfer Agent shall cause any Delegate to which it has disclosed information pursuant to this Section 13 to be subject to confidentiality obligations equivalent or not materially different to those set out in this Agreement.

13.2	The Transfer Agent will provide the Fund with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Fund may reasonably request from time to time. Nothing in this Section 13 shall limit or restrict the Transfer Agent’s right to use affiliates

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or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

14.	miscellaneous

14.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

14.2	Massachusetts Law to Apply. This Agreement shall be construed, and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflict of laws rules.

14.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4	Data Protection. The Transfer Agent has implemented and will maintain commercially reasonable information security systems and controls, which include administrative, technical, and physical safeguards that are designed to: (i) maintain the security and confidentiality of the confidential information of the Fund; (ii) protect against any anticipated threats or hazards to the security or integrity of such confidential information, including appropriate measures designed to meet legal and regulatory requirements applying to the Transfer Agent; and (iii) protect against unauthorized access to or use of the Fund’s confidential information.

The Transfer Agent shall not use or disclose any Personal Information provided by the Fund to any third party except for third party data processors who the Transfer Agent has retained to provide services reasonably necessary for the Transfer Agent to perform its obligations under this Agreement, and who have entered into appropriate agreements providing for reasonable security protections for such data and limiting use and disclosure (in personally identifiable form) to the use and disclosure necessary to provide the contracted processing and services. In no event shall Transfer Agent itself use, or permit any person or third party to use, Personal Information (i) in a manner inconsistent with or in breach of the terms of this Agreement, (ii) to market, advertise or promote any products or services in a targeted manner to any individual, (iii) to support aggregated data sets or analytic tools used for marketing, advertising or promotion of any product or service to a targeted individual, or (iv) in a manner inconsistent with laws or regulations applicable to such Personal Information.

State Street will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the Personal Information of the Fund’s shareholders, employees, directors and/or officers

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that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For clarity, and without limitation, Personal Information shall, with respect to any individual, include, any such individual’s: (a) name (first initial and last name or first name and last name), address or telephone number, (b) social security number, (c) driver’s license number, (d) state identification card number, (e) debit or credit card number, (f) financial account number, and (g) personal identification number or password, or (h) any combination of the foregoing that would allow a person to log onto or access an individual’s account.

14.5	Business Continuity Plans. The Transfer Agent has adopted and will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Transfer Agent will implement such plans following the occurrence of an event which results in an interruption or suspension of the services to be provided by the Transfer Agent.

14.6	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.7	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.8	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.9	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

14.10	Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.11	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in

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either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

14.12	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.13	Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, facsimile transmission, email, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

With a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02111

(b)	If to the Fund, to:

1295 State Street

Springfield, MA 01111

Attention: President of the Fund

Email: kbeinkampen30@massmutual.com

With a copy to:

Same address as above

Attention: Secretary of the Fund

Email: agoldberg@massmutual.com

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14.14	Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Fund may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Fund’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

14.15	Insurance Coverage. The Transfer Agent need not maintain any special insurance for the benefit of the Fund. The Transfer Agent shall at all times maintain insurance coverages adequate for the nature of its operations, and shall provide the Fund a memorandum of insurance summarizing its insurance coverages, upon request.

14.16	Headings. The section headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

State Street Bank and Trust Company

By:	/s/ Kevin W. Murphy

	Name:	Kevin W. Murphy

	Title:	Managing Director

EACH OF THE ENTITIES SET FORTH ON APPENDIX A HERETO SEVERALLY AND NOT JOINTLY

By:	/s/ Renee Hitchcock

	Name:	Renee Hitchcock

	Title:	CFO and Treasurer

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APPENDIX A

Funds

Fund	Jurisdiction

MassMutual AccessSM Private Equity Fund[1]	Delaware

1 Following approval of the Fund’s Board, the Fund’s name will be changed to MassMutual AccessSM Pine Point Fund

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